EXHIBIT 99.2

Diane Dayhoff
Staff Vice President Finance
1600 Smith Street, HSQII
Houston, Texas 77002

April 15, 2003

Dear Investors and Analysts:

Today Continental reported a first quarter net loss of $221 million. These results include a charge of $41 million ($65 million pre-tax) primarily related to the reduced market value of its MD-80 fleet and spare parts associated with grounded aircraft.

Continental ended the first quarter with approximately $1.18 billion in cash and short-term investments. It is anticipated that we will end the second quarter 2003 with a cash balance of approximately $1.3 billion, which includes approximately $175 million of refunded security fees resulting from the pending supplemental appropriations bill.

Our operating environment continues to be very volatile and it is hard to have a long term outlook going forward with respect to capacity. We have the ability to react fairly quickly to changing demand levels and will take advantage of that ability when we deem it appropriate. Our current capacity forecast as well as guidance for several other operating and financial statistics for the second quarter and full year 2003 can be found on Attachment A.

Continental removed four aircraft from service during the period and ended the quarter with 362 aircraft in its mainline jet operations. A copy of our current fleet plan is attached (Attachment B).

During the quarter, the Department of Transportation completed its review of our alliance with Delta and Northwest. When this alliance is implemented, we expect it to bring substantial benefits to our customers and to Continental.

For other information regarding Continental Airlines, please visit our website at continental.com. If you have any questions regarding this information, please do not hesitate to contact us.

Sincerely,

Diane Dayhoff

This letter contains forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company's 2002 10-K and its other securities filings, which identify important matters such as terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition and industry conditions including the demand for air travel, airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business. We undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this letter.